Exhibit 99.1

	Company Contact:	Edwin Lewis
President & Co-CEO
(310) 460-0245
FOR IMMEDIATE RELEASE
	Investor Relations:	Chad A. Jacobs
Brendon Frey
Integrated Corporate Relations
(203) 682-8200

MOSSIMO, INC. REPORTS THIRD QUARTER FISCAL 2005 RESULTS

Santa Monica, California, November 14, 2005—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the third quarter ended September 30, 2005.

Mossimo, Inc. reported third quarter 2005 total net revenues increased to $6.8 million compared to $4.9 million for the same period last year.  The Company reported third quarter net earnings of $637,000 compared to net a net loss of $125,000 for the same period last year, and diluted earnings per share of $0.04 compared to diluted loss per share of $0.01 for the same period last year.

Net revenues for the nine months ended September 30, 2005 were $24.5 million compared to $17.4 million in the same period last year. The company reported net earnings for the first nine months of 2005 of $4.7 million compared to net earnings of $2.1 million in the corresponding period a year ago, and diluted earnings per share of $0.30 compared to diluted earnings per share of $0.13 for the same period last year.

Edwin Lewis, President and Co-Chief Executive Officer stated, “Our third quarter performance was primarily driven by continued improvements in our Target business, coupled with better regular price sales at Modern Amusement. While there is still much work to be done in both businesses, we are encouraged by the progress we are making.”

The Company also announced that its agreement with Hudson’s Bay Company has expired, and there are no plans to renew it.

The Company also announced that it would be holding its 2005 Annual Meeting on December 15, 2005. Proxy materials are expected to be mailed on or about November 17, 2005 to holders or record of the Company’s shares as of October 19, 2005.

To listen to the Mossimo prerecorded third quarter fiscal 2005 earnings call, please dial (719) 457-0820 or (888) 203-1112, followed by the conference identification number #8467676.  This call will be available beginning today, November 14, 2005 at 4:00 pm ET and run through November 21, 2005 at 11:59 pm ET.

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, and belts.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q, periodically filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,884	$4,903
Restricted cash	722	413
Investments	—	4,800
Accounts receivable	4,551	2,908
Merchandise inventory	1,009	539
Deferred income taxes	2,952	1,739
Prepaid expenses and other current assets	302	436
Total current assets	27,420	15,738

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization	923	1,117

DEFERRED INCOME TAXES	3,022	5,646

GOODWILL	212	212

TRADENAME, net	92	112

OTHER ASSETS	37	96
	$31,706	$22,921

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,556	$352
Accrued liabilities	645	257
Accrued commissions	382	258
Accrued bonuses	2,568	206
Total current liabilities	5,151	1,073

DEFERRED RENT	132	135
Total liabilites	5,283	1,208

COMMITMENTS, CONTINGENCIES, AND SUBSEQUENT EVENTS

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,748,442 at September 30, 2005 and 15,738,442 at December 31, 2004	15	15
Additional paid-in capital	39,788	39,763
Accumulated deficit	(13,380)	(18,065)
Net stockholders’ equity	26,423	21,713
	$31,706	$22,921

MOSSIMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	For the Three Months		For the Nine Months
	September 30,		September 30,
	2005	2004	2005	2004

Revenue from license royalties and design service fees	$4,238	$4,187	$19,705	$16,181

Product sales	2,533	747	4,775	1,197

Total revenues	6,771	4,934	24,480	17,378

Operating expenses:
Cost of product sales	1,204	665	2,937	889
Selling, general and administrative	4,935	4,470	14,864	13,014
Total operating expenses	6,139	5,135	17,801	13,903

Earnings (loss) from operations	632	(201)	6,679	3,475

Interest income	123	26	232	73
Earnings (loss) before income taxes	755	(175)	6,911	3,548

Income taxes	118	(50)	2,226	1,476

Net earnings (loss)	$637	$(125)	$4,685	$2,072

Earnings (loss) per common share:
Basic	$0.04	$(0.01)	$0.30	$0.13
Diluted	$0.04	$(0.01)	$0.30	$0.13
Weighted average common shares outstanding:
Basic	15,748	15,738	15,742	15,738
Diluted	15,785	15,738	15,770	15,777